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                                                             EXHIBIT 3.2.1

                               AMENDMENT TO BYLAWS
                                       OF
                              ROCKFORD CORPORATION

            The Bylaws of Rockford Corporation are amended as follows:

         1. Article II, Section 2.11 of the Bylaws is amended by replacing current Section 2.11 with the following replacement Section 2.11:

            2.11 SHAREHOLDER PROPOSALS

                  Annual Meeting. A shareholder who wishes to submit a proposal for inclusion in the company's proxy statement for an annual meeting of the shareholders must submit the proposal to the company, at its principal office, prior to the deadline identified in the proxy statement for the prior year's annual meeting. The company will set the deadline to require that the proposal be received at the company's principal office either:

            (a) not less than 120 calendar days before the date of the company's proxy statement in connection with the prior year's annual meeting; or

            (b) within a reasonable time before the company plans to begin to print and mail its proxy materials for the current year's annual meeting, if either (1) the company did not hold an annual meeting the previous year or (2) the date of the current year's annual meeting is more than 30 days different from the date of the previous year's annual meeting.

                  Special Meeting. A shareholder who wishes to submit a proposal for inclusion in the company's proxy statement for a meeting of shareholders other than for a regularly scheduled annual meeting must submit the proposal to the company, at its principal office, within a reasonable time before the company begins to print and mail its proxy materials.

                  DATED:  July 27, 2000



                                       /s/ W. Gary Suttle
                                      -------------------
                                           W. Gary Suttle
                                           President and Chief Executive Officer


ATTEST:


/s/ James M. Thomson
--------------------
    James M. Thomson
    Secretary